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                                                                     EXHIBIT 2.2
                                   STOCK PURCHASE AGREEMENT



DATED:         June 20, 1997

BETWEEN:       Protection One Alarm Monitoring, Inc.,
                 a Delaware corporation
               3900 S.W. Murray Boulevard
               Beaverton, Oregon 97005                         ("Buyer")

AND:           Able Alarms of Arizona, Incorporated,
                 an Arizona corporation
               4114 E. Indian School Road
               Phoenix, Arizona 85018                          ("Company")

AND:           Jeannette Bouvier, Trustee of the Kerr
                 Charitable Trust dated May 28, 1997
               3433 N. 47th Place
               Phoenix, Arizona 85018                          ("Stockholder")


                                    RECITALS:

               A. Stockholder is the owner of fifty percent (50%) of the issued and outstanding shares of the capital stock (the "AAA Stock") of the Company; and

               B. Buyer desires to purchase the AAA Stock from Stockholder and Stockholder desires to sell all such AAA Stock to Buyer, on the terms and conditions hereinafter set forth.

               NOW, THEREFORE, the parties hereto agree as follows:

               1. Definitions. The following terms shall be defined as set forth below:

                  1.1 Alarm Accounts. The term "Alarm Accounts" is defined as all installed monitored alarm accounts of the Company set forth on SCHEDULE 1.1(A) for the Alarm Accounts with Contracts (the "Written Alarm Accounts") and
SCHEDULE 1.1(B) for the Alarm Accounts without Contracts (the "Oral Alarm Accounts") to be attached at the Closing to the Closing Addendum, including all Equipment and goodwill related thereto, all available records (including, without limitation, service and installation records), files, computer information, monitoring codes, upload codes, download codes, master codes, lock-out codes, communicator identification codes and


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goodwill related thereto, and any and all Contracts and related agreements for alarm systems and services between the Company and Subscribers.


                  1.2 Assets. The term "Assets" is defined as all of the Alarm Accounts, Equipment, the Other Property, the Telephone Lines of the Company as of the Closing, which will include all of the tangible and intangible assets of the Company as of the Closing Date.

                  1.3 Assumed Liabilities. The term "Assumed Liabilities" is defined as (i) all obligations of Company to Subscribers to provide monitoring, warranty, repair or other security services pursuant to written contracts therefor (the "Contracts") and pursuant to oral contracts (the "Other Contracts") included in the Assets listed in Section 1.2 and all express limited warranty obligations for alarm systems sold and installed by the Company prior to Closing and (ii) all other liabilities set forth on SCHEDULE 1.3(A), if any, to be attached at the Closing to the Closing Addendum, which shall set forth (a) the liabilities which will not be deducted from the Purchase Price and (b) the liabilities which will be deducted from the Purchase Price. The Assumed Liabilities shall not include the liabilities set forth on SCHEDULE 1.3(B) to be attached at the Closing to the Closing Addendum which the Company transferred to Stockholder or to Stockholder's designee prior to Closing (the "Excluded Liabilities").

                  1.4 Closing and Closing Date. The terms "Closing" and "Closing Date" are defined as June 30, 1997, or such earlier date as the parties may mutually agree upon in writing when the Closing of the purchase and sale of the AAA Stock is consummated. The transfer to Buyer of control and the responsibility of the Company shall be effective as of 12:01 a.m. Pacific Daylight Savings Time on the day following the Closing Date.

                  1.5 Equipment. The term "Equipment" means any and all installations and equipment owned or leased by the Company at Subscribers' residences or places of business with respect to the Alarm Accounts.

                  1.6 Material Adverse Effect. The term "Material Adverse Effect" is defined as any change, effect or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on (i) the condition (financial or otherwise) or prospects of the Company, its business or the Assets, or (ii) the operation of the business before or after the Closing Date or the ownership or other use of the Assets by Buyer and the Company thereafter.

                  1.7 Other Property. The term "Other Property" is defined as Stockholder's trademarks, tradenames and intellectual property rights listed in
SCHEDULE 1.7 to be attached at the Closing to the Closing Addendum.

                  1.8 Purchase Price. The term "Purchase Price" is defined as an amount equal to fifty percent (50%) of the QRR of the Alarm Accounts as of the Closing Date, multiplied by a factor of forty (40).


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                  1.9 QRR. The term "QRR" is defined as the gross monthly
recurring revenue of the Written Alarm Accounts, as such term is defined herein, under valid Contracts, as such term is defined in Section 1.3 of this Agreement, and of the Oral Alarm Accounts, as such term is also defined herein, under valid Other Contracts, as that term is also defined in Section 1.3 of this Agreement for the leasing, monitoring and servicing of alarm systems which are in full force and effect as of the Closing Date, do not contain restrictions or limitations against assignment to Buyer and which have receivable balances which are current or no more than ninety (90) days past due. QRR is reduced by: (i) the total monthly charge paid to third party response agencies for patrol or alarm response; and (ii) a deduction for leased alarm accounts if ownership of the alarm system passes to the Subscriber at the end of the lease. QRR does not include any amounts derived from or which are expected to be derived from: (a) services to be provided under any Contract or Other Contract which by its terms is terminable and has been terminated by a Subscriber as a result of the consummation of the transaction contemplated hereby; (b) services to be provided under any Contract or Other Contract as to which verbal or written notice of cancellation, termination or non-renewal has been received prior to the Closing;
(c) time and materials charges or any other like charges for non-recurring, non-regular services; (d) reimbursement for or prepayment of leased telephone line charges associated with the Alarm Accounts; (e) reimbursement for or prepayment of any false alarm assessments; and (f) reimbursement for or prepayment of any taxes, fees, increased monitoring charges or other charges imposed by any governmental authority with respect to the furnishing of alarm services. Quarterly, semi-annual and annual billings shall be divided by three
(3), six (6) and twelve (12), respectively, to determine the monthly recurring revenue amount.

                  1.10 Subscriber. The term "Subscriber" is defined as any person, business, corporation or other entity that has an Alarm Account with the Company for the provision of alarm and monitoring services.

                  1.11 Telephone Lines. The term "Telephone Lines" is defined as the Company's interest in all of the telephone lines, voice service lines, call back lines and numbers on which the Alarm Accounts are being monitored or which are otherwise used or owned by the Company in connection with the business. All of the telephone numbers for the Telephone Lines shall be listed in SCHEDULE
1.11 to be attached at the Closing to the Closing Addendum.

               2. Agreement to Purchase and Sell AAA Stock. In reliance upon the warranties, representations and covenants of Stockholder contained in this Agreement, and subject to the provisions in this Agreement, Buyer agrees to purchase from Stockholder at the Closing all of the issued and outstanding shares of the AAA Stock of the Company of which Stockholder is the owner and holder. In reliance on the warranties, representations and covenants of Buyer contained in this Agreement, and subject to the provisions in this Agreement, Stockholder agrees to sell to Buyer at the Closing all of the AAA Stock of which Stockholder is the owner and holder.

               3. Payment of Purchase Price. On the Closing Date, Buyer shall pay to Stockholder the Purchase Price by check or wire transfer to Stockholder


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               4. Representations, Warranties and Agreements of the Company and
Stockholder. Except as otherwise set forth or described on SCHEDULE 4 ("Stockholder's Disclosure Schedule") or any other schedule or exhibit attached hereto, the Company and Stockholder agree, represent and warrant as follows:

                  4.1 Corporate Status of the Company. The Company is a corporation duly organized and validly existing under the laws of the State of Arizona. The Company does not have any subsidiaries and does not own any securities of, or have any proprietary interest in, any other entity. The Company has full corporate power and corporate authority to own, or hold under lease, the Assets and is qualified to conduct business in all jurisdictions except where the failure to qualify would not materially adversely affect the business of the Company.

                  4.2 Outstanding Stock of the Company. The authorized capital stock of the Company consists of one hundred thousand (100,000) shares of common stock, no par value per share, of which three hundred seven and two-tenths (307 2/10) shares are issued and outstanding. All of the Company's issued and outstanding shares of stock have been validly issued to Stockholder and to Jeffrey E. Kerr (the "Other Stockholder"), and are fully paid and nonassessable and are not subject to any preemptive or other similar rights. There are no accrued and unpaid dividends on the preferred stock. Stockholder and the Other Stockholder are each the owner, beneficially and of record, of fifty percent (50%) of the issued and outstanding shares of the Company free and clear of all restrictions of any kind, nature or description. The Company has not authorized or issued any securities other than to Stockholder and to the Other Stockholder, and no person, corporation or entity holds any option, warrant or right to purchase or otherwise acquire any shares of capital stock of the Company. Stockholder and the Other Stockholder have not entered into any agreement with any former stockholder of the Company, if any, regarding the sale, transfer or disposition of the capital stock or Assets of the Company or in any manner affecting the capital stock or Assets of the Company.

                  4.3 Authorization of Stockholder. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid obligation legally binding on Stockholder and is enforceable against Stockholder in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement by Stockholder and the consummation of the transactions contemplated hereby by Stockholder do not and will not conflict with, or result in a breach, default, violation or loss of a material benefit under any agreement, mortgage, lease, license or other instrument or obligation of Stockholder or the Company in connection with the operation of the Company's business or any of the Assets; do not require the consent or permission of any person or governmental agency; and will not violate any law, rule or regulation of any agency or governmental body to which Stockholder or the Company is subject and that is individually or in the aggregate material to the transactions contemplated hereby. No registration, declaration or filing


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with any governmental or administrative authority is required on the part of
Stockholder or the Company in connection with the execution, delivery and performance of this Agreement.

                  4.4 Title to Stock. Stockholder has good and valid title to the AAA Stock, free and clear of all liens, claims, charges or other encumbrances, with full lawful right, power, capacity and authority to sell, assign, transfer and deliver the certificates for the AAA Stock to Buyer pursuant to this Agreement and to consummate the transactions contemplated hereby, and there are no agreements, arrangements or understandings restricting or otherwise relating to the transfer or voting of the AAA Stock. At the Closing, Buyer will receive good and valid title to the AAA Stock, free and clear of all liens, claims, charges or other encumbrances of any nature whatsoever.

                  4.5 Brokers. Stockholder has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

                  4.6 Schedules Delivered at Execution. To the best of the Company's and Stockholder's knowledge, all of the schedules described in this Agreement and prepared by the Company and Stockholder which are being delivered to Buyer upon execution hereof are true, accurate and complete as of the date hereof and have been prepared in conformity with the provisions of this Agreement.

                  4.7 No Material Misstatements. To the best of the Company's and Stockholder's knowledge, no representation or warranty by Stockholder contained in this Agreement, or in any exhibit or schedule attached hereto, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

               5. Representations, Warranties and Agreements of Buyer. Except as set forth on SCHEDULE 5 ("Buyer's Disclosure Schedule"), Buyer agrees, represents and warrants as follows:

                  5.1 Corporate Status of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is qualified to conduct business in the State of Arizona as a foreign corporation. Buyer has full corporate power and corporate authority to purchase and acquire the AAA Stock as herein provided.

                  5.2 Authorization of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid obligation legally binding on Buyer and is enforceable against Buyer in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. No registration,


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declaration or filing with any governmental or administrative authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement.

                  5.3 Litigation. There are no claims, litigation, proceedings or investigations pending or, to the best knowledge of Buyer, threatened against Buyer which would have a material adverse impact on Buyer's ability to perform all of its duties and obligations under this Agreement.

                  5.4 Brokers. Buyer has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

                  5.5 Investment Intent. Buyer is acquiring the AAA Stock for its own account and not with a view to any public resale or distribution. Buyer is an "accredited investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended ("Securities Act"). Buyer acknowledges that the AAA Stock has not been registered under the Securities Act or registered or qualified under the securities laws of any state and may not be offered, sold, pledged, hypothecated or otherwise transferred unless so registered or qualified or unless an exemption from the registration requirements under the Securities Act and any applicable state securities laws is available.

               6. Covenants and Agreements of the Company and Stockholder Pending the Closing. The Company and Stockholder covenant and agree as follows:

                  6.1 Access. Until the earlier of the Closing and the rightful abandonment or termination of this Agreement pursuant to Section 13 or otherwise (the "Release Time"), the Company will afford, and Stockholder will cause the Company to afford, the officers, employees, counsel, agents, investment bankers, accountants and other representatives of the Buyer and lenders, investors and prospective lenders and investors free and full access to the plants, properties, books and records of the Company, will permit them to make extracts from and copies of such books and records, and will from time to time furnish Buyer with additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities or future prospects of the Company as Buyer from time to time may request.

                  6.2 Conduct of Business. Until the Release Time, the Company will, and Stockholder will cause the Company to, conducts its affairs so that at the Closing no representation or warranty of the Company or Stockholder will be inaccurate, no covenant or agreement of the Company or Stockholder will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of the Company or Stockholder. Except as otherwise requested by the Buyer in writing, until the Closing, the Company and Stockholder will cause the Company to use its best efforts to preserve the business operations of the Company intact to preserve in full force and effect the contracts and to preserve the goodwill of their suppliers,


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customers and others having business relations with it. Until the Closing, the
Company will, and Stockholder will cause the Company to, conduct their business and operations in all respects only in the ordinary course.

                  6.3 Advice of Changes. Until the Release Time, the Company and Stockholder will immediately advise the Buyer in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or a schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                  6.4 Confidentiality. The Company and Stockholder shall insure that all confidential information which the Company, any of their respective officers, directors, employees, counsel, agents, investment bankers or accountants, or Stockholder or any of his counsel, agents, investment bankers or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company, Buyer or any affiliate of any of them, or any customer or supplier of any of them or any such affiliate shall not be published, disclosed or made accessible by any of them, except pending the Closing in the business and for the benefit of the Company, in each case without the prior written consent of Buyer; provided, however, that the restrictions of this sentence shall not apply (a) with respect to the obligations of the Company after the Closing takes place, (b) with respect to the obligations of all such persons and entities after this Agreement is rightfully terminated, but only to the extent confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities or future prospect of the Company, of any affiliate of it or (insofar as such confidential information was obtained directly by the Company or any such affiliate from any customer or supplier of if) of any such customer or supplier, (c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (e) to the extent the information shall have otherwise become publicly available. The Company and Stockholder shall, and shall cause all other such persons and entities to, deliver to Buyer all tangible evidence of the confidential information to which the restrictions of the foregoing sentence apply at the Closing or the earlier rightful termination of this Agreement.

                  6.5 Public Statements. Before the Company or Stockholder shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, they shall cooperate with Buyer, shall furnish drafts of all documents or proposed oral statements to Buyer for comments and shall not release any information relating thereto without the written consent of Buyer. Nothing contained


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herein shall prevent the Company or Stockholder from releasing any information to any governmental authority if required to do so by law.

                  6.6 Voting by Stockholder. Stockholder agrees that until the Release Time, Stockholder will vote all securities of the Company which he is entitled to vote against (a) any merger, consolidation, reorganization other business combination or recapitalization involving the Company, (b) any sale of assets of the Company, (c) any stock split, stock dividend or reverse stock split relating to any class or series of the Company's stock, (d) any issuance of any shares of capital stock of the Company, any option, warrant or other right calling for the issuance of any such share of capital stock or any security convertible into or exchangeable for any such share of capital stock,
(e) any authorization of any other class or series of stock of the Company, (f) the amendment of the Articles of Incorporation (or other charter document) or the Bylaws of the Company or (g) any proposition the effect of which may be to inhibit, restrict or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to the Company of the transactions contemplated by this Agreement.

                  6.7 No Solicitation. Until the Release Time, the Company and Stockholder shall not, and shall neither authorize nor permit any officer, director, employee, counselor, agent, investment banker, accountant or other representative of any of them, directly or indirectly, to initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as such term is defined in this Section 6.7); cooperate with or furnish or cause to be furnished any nonpublic information with respect to the financial condition, results of operation, business, properties, assets, liabilities or future prospects of the Company to any person or entity in connection with any Takeover Proposal; negotiate with any person or entity with respect to any Takeover Proposal; or enter into any agreement or understanding with respect to any Takeover Proposal. The Company and Stockholder shall immediately give written notice to Buyer of the details of any Takeover Proposal of which any of them becomes aware. As used in this Section 6.7, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger, consolidation, reorganization, other business combination or recapitalization which involves the Company; for the acquisition of any of the capital stock of the Company; for the acquisition of all or substantially all of the assets of the Company other than in the ordinary course of its business; or the effect of which may be to prohibit, restrict or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to Buyer of any of the transactions contemplated by this Agreement.

               7. Post-Closing Covenants of the Buyer.

                  7.1 Access to Books and Records. For a period of two (2) years after the Closing Date, Buyer agrees that Stockholder and its representatives shall have reasonable access to all books and records of the Company to the extent that such access is lawful and may reasonably be required by the Stockholder in connection with matters relating to or affected by the operations


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of the Company prior to the Closing Date, including without limitation tax matters and pending litigation. Such access shall be afforded by Buyer during normal business hours.

                  7.2 Assumed Liabilities. Buyer agrees to assume, discharge and hold Stockholder harmless from any liability for the Assumed Liabilities.

               8. Conditions Precedent to Obligations of Buyer. All obligations of Buyer at the Closing are subject, at Buyer's option, to the fulfillment prior to or at the Closing by the Stockholder of each of the following:

                  8.1 Closing Addendum. The execution and delivery by Stockholder of the Closing Addendum.

                  8.2 Agreement and Schedules. The execution and delivery by Stockholder of all schedules and exhibits required by this Agreement to be delivered on the date hereof and the Closing Date, including the updating of such schedules and exhibits.

                  8.3 Corporate Actions of the Company. The receipt by Buyer of the resignations of all of the directors and officers of the Company as and to the extent requested by Buyer.

                  8.4 Authorization of the Company. The Board of Directors and the stockholders of the Company shall, to the extent required by applicable law, have approved this Agreement. Certified copies of the Company's Board of Directors minutes authorizing the transactions contemplated by this Agreement shall have been delivered to Buyer.

                  8.5 Good Standing Certificate. Receipt by Buyer of a certificate from the Corporation Commission of the State of Arizona, dated as close to the Closing Date as possible, stating that the Company is an existing Arizona corporation.

                  8.6 No Pending Litigation. There shall not be pending or threatened any claim, proceeding, investigation or inquiry, by any person, governmental body or authority, seeking to prevent or change the terms of, or obtain damages in connection with, this Agreement or the transaction contemplated hereby or which questions the validity or legality of the consummation of the transaction contemplated hereby. No action or proceeding relating to any item that is not disclosed in SCHEDULE 4, as such schedule may be updated on the Closing Date in the Closing Addendum, shall have been instituted or threatened prior to the Closing Date that, if concluded adversely to the Company, would be materially adverse to Buyer's ownership of the AAA Stock and operation of the Assets and business of the Company.

                  8.7 Due Diligence. Buyer shall have completed a due diligence review of the Assets and the business of the Company satisfactory to Buyer in its sole discretion.


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                  8.8 Transfer of Excluded Assets and Excluded Liabilities.
Buyer shall have received evidence satisfactory to Buyer in its sole discretion that the Excluded Assets and Excluded Liabilities have been transferred to the Other Stockholder or to the Other Stockholder's designee.

                  8.9 AAA Stock Certificates. Receipt by Buyer of the AAA Stock certificates and executed transfer documents.

                  8.10 Other Stock Purchase Agreement. The Company and the Other Stockholder shall have executed and delivered to Buyer the Stock Purchase Agreement dated concurrently herewith (the "Other Stock Purchase Agreement").

                  8.11 Agreements With JK Alarms of Arizona, Inc. JK Alarms of Arizona, Inc. and the Other Stockholder shall have executed and delivered to Buyer the Ongoing Agreement, the License Agreement and the Maintenance and Monitoring Agreement as defined in and the form of which is attached to the Other Stock Purchase Agreement.

                  8.12 Registration Rights Agreement. The Other Stockholder shall have executed and delivered to Buyer as of the date of this Agreement the Registration Rights Agreement and Affidavit and Agreement of Prospective Investor, as defined in and the form of which is attached to the Other Stock Purchase Agreement.

                  8.13 Opinion Letter of Stockholder's Legal Counsel. Receipt by Buyer of the opinion of Stockholder's legal counsel in a form acceptable to Buyer.

                  8.14 Stockholder's Certificate. Receipt by Buyer of a certificate, dated as of the Closing Date, signed by Stockholder, to the effect that all of the representations and warranties of the Company and Stockholder set forth in Section 4 are true and correct as of the Closing Date and that Stockholder, in all material respects, has complied with and performed the terms, covenants, agreements and conditions required to be performed by Stockholder as of the Closing Date under this Agreement.

                  8.15 Miscellaneous. Receipt by Buyer of all consents and such additional instruments and documents as may reasonably be required by this Agreement or to consummate the transactions contemplated herein.

               9. Conditions Precedent to Obligations of Stockholder. All obligations of Stockholder at the Closing are subject, at the option of Stockholder, to the fulfillment prior to or at the Closing by Buyer of each of the following:

                  9.1 Closing Addendum. The execution and delivery by Buyer of the Closing Addendum.


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                  9.2 Closing Payment. Receipt by Stockholder of the Purchase
Price.

                  9.3 Closing Date QRR. The QRR as of the Closing Date shall have equaled at least Ninety Thousand Dollars ($90,000).

                  9.4 Authorization of Buyer. The Board of Directors of Buyer shall have approved, to the extent required under applicable law or Buyer's Certificate of Incorporation and Bylaws, (i) the Agreement and the execution and delivery hereof by the Buyer and (ii) the performance by Buyer of all of its obligations pursuant to this Agreement. Certified copies of Buyer's Board of Directors minutes authorizing the transactions contemplated by this Agreement shall have been delivered to Stockholder.

                  9.5 Other Stock Purchase Agreement. Buyer shall have executed and delivered to the Company and the Other Stockholder the Other Stock Purchase Agreement.

                  9.6 Agreements with JK Alarms of Arizona, Inc. Buyer shall have executed and delivered to the Other Stockholder and JK Alarms of Arizona, Inc., the Ongoing Agreement, the License Agreement and the Maintenance and Monitoring Agreement.

                  9.7 Registration Rights Agreement. Protection One, Inc. (the "Parent") shall have executed and delivered to the Other Stockholder as of the date of this Agreement the Registration Rights Agreement.

                  9.8 Registration Statement. Parent shall have filed the Registration Statement with the Securities and Exchange Commission for the Pro One Stock (as defined in the Registration Rights Agreement) pursuant to the Registration Rights Agreement.

                  9.9 Buyer's Certificate. Receipt by Stockholder of a certificate, dated as of the Closing Date, signed by Buyer to the effect that all of the representations and warranties of Buyer set forth in Section 5 are true and correct as of the Closing Date and that Buyer, in all material respects, has complied with and performed the terms, covenants, agreements and conditions required to be performed by Buyer as of the Closing Date under this Agreement.

                  9.10 Miscellaneous. Receipt by Stockholder of all consents and such additional instruments and documents as may reasonably be required by this Agreement or to consummate the transactions contemplated herein.

               10. Closing.

                  10.1 Closing Date. The Closing of the transaction contemplated by this Agreement shall take place at the offices of Bryan Cave LLP, 2800 N. Central Avenue, 21st Floor, Phoenix, Arizona 95004, at 10:00 a.m., local time, on June 30, 1997. The Closing may occur at such


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different place, such different time or at such different date or a combination thereof as Buyer and Stockholder agree in writing.

                  10.2 Closing Addendum. Buyer and Stockholder shall execute an addendum to this Agreement at the Closing (the "Closing Addendum") setting forth the Purchase Price and updating the schedules and exhibits hereto. Except as otherwise set forth in the Closing Addendum, all covenants, representations, warranties and agreements made by the parties hereunder shall remain in full force and effect.

               11. Termination.

                  11.1 Cut-off Date. If Closing does not occur for any reason on or before July 15, 1997, any party that has been diligent in its efforts to consummate the transaction contemplated by this Agreement may cancel and terminate this Agreement.

                  11.2 Termination for Cause. If, pursuant to the provisions of
Section 8 and 9 of this Agreement, Stockholder or Buyer is not obligated at the Closing to consummate this Agreement, then the party who is not so obligated may terminate this Agreement.

                  11.3 Termination Without Cause. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time without further obligation or liability on the part of any party in favor of any other by mutual consent of Buyer and Stockholder.

                  11.4 Termination Procedure. Any party having a right to terminate this Agreement may terminate this Agreement by delivering to the other parties written notice of the termination, and thereupon, this Agreement shall be terminated without obligation or liability of any party in favor of any other party.

               12. Expenses. Buyer, the Company and Stockholder shall each pay all of their own respective expenses incurred by or on behalf of each of them in connection with this Agreement and the transactions contemplated hereunder, including, but not limited to, all due diligence, legal and accounting expenses.

               13. Nature of Statements and Survival of Representations, Warranties And Agreements. All statements of fact and only those statements of facts contained in any written statement, certificate, exhibit, schedule or other document delivered by or on behalf of the parties pursuant hereto or in connection with the consummation of the transactions contemplated hereby are deemed representations and warranties made hereunder. All covenants, representations, warranties and agreements made by the parties hereunder shall survive the Closing Date, the delivery of the AAA Stock and the payment of the Purchase Price therefor and the dissolution and liquidation of any party hereto and remain effective regardless of any investigation at any time (whether before or


Page  12 STOCK PURCHASE AGREEMENT
after the date of this Agreement) made by or on behalf of any party or of any information any party may obtain or have (whether before or after the date of this Agreement) in respect thereof and regardless of any non-exercise by a party of any rights hereunder.

               14. Nonsolicitation and Confidentiality.

                  14.1 Nonsolicitation Covenants. Stockholder agrees that for twenty (20) years following the date of this Agreement, Stockholder will not, individually or as a director, officer, partner, limited partner, member, employee, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, in any manner, directly or indirectly, in or with regard to any Alarm Accounts in the State of Arizona, solicit, divert or knowingly accept orders for sale or leasing, installation, maintenance or monitoring of alarm systems or for providing armed response services from any Subscribers whose Alarm Accounts are owned by the Company as of the Closing Date. Notwithstanding the foregoing, Stockholder directly or by and through JK Alarms of Arizona, Inc. may contact any Subscribers whose Alarm Accounts are owned by the Company as of the Closing Date for a period of six (6) months following the date of this Agreement to offer for sale and sell to such Subscribers radio service; provided, however, that such services must be offered at prices approved by Buyer and upon such other terms and conditions upon which Stockholder and Buyer initially agree. Stockholder also agrees that, for five
(5) years following the date of this Agreement, Stockholder will not, individually or as a director, officer, partner, limited partner, member, employee, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, recruit, offer to employ, or otherwise solicit the employment of any person who was at any time within three (3) months prior to such action an employee of Buyer or to whom the Company has extended an offer to continue their employment after the Closing Date; provided however, that a general classified advertisement which is not directed to Buyer's or the Company's employees shall not violate the restrictions set forth herein so long as no offer of employment is made to any employee of Buyer or the Company or to a person who was an employee of Buyer or the Company within the previous three
(3) months.

                  14.2 Nondisclosure of Confidential Information. Stockholder agrees to maintain as secret and confidential all "Confidential Information," as defined herein, and agrees not to use, disclose, transfer, sell or make such information available to any successors or third parties, except as authorized in advance and in writing by Buyer or in the following circumstances: (a) as required in order to comply with any subpoena, court order or applicable law, provided that the disclosing party shall use its best efforts to give Buyer prior written notice of such disclosure or (b) if such information becomes publicly available not due to the fault of Stockholder. The term "Confidential Information" means any trade secrets, proprietary or other information which is either reasonably designated in writing to Stockholder as confidential by Buyer or reasonably known by Stockholder to be confidential relating to the Alarm Accounts or Assets, including without limitation, any of the following information, which is hereby designated as confidential: any customer or Subscriber lists; any lists, notes, or compilations which contain the names, addresses, telephone numbers or any contract information for or relating to the Subscribers; monitoring


Page 13 STOCK PURCHASE AGREEMENT
information and Subscriber codes and passwords; and copies of contracts, agreements, and related documents between the Company and the Subscribers under the Alarm Accounts.

                  14.3 Enforcement. Stockholder acknowledges and agrees that the time, scope, geographic area and other provisions of Sections 16.1 and 16.2 have been specifically negotiated by sophisticated parties and specifically hereby agree that such time, scope, geographic area and other provisions are reasonable under the circumstances. Stockholder further agrees that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of Sections 16.1 and 16.2 are unenforceable for any reason, the maximum restrictions of time, scope or geographic area reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable. Stockholder agrees that Buyer will suffer irreparable harm if any of the Stockholder fails to comply with the provisions of Section 19 this Agreement and that Buyer will be entitled to injunctive relief to enforce the terms of this Agreement in addition to any other remedies available to Buyer.


Page 14 STOCK PURCHASE AGREEMENT

               15. Miscellaneous.

                  15.1 Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is served personally, or by facsimile (with verbal verification of complete receipt), service shall be conclusively deemed made at the time of such personal service or facsimile transmission. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

      If to Company or Stockholder:       Jeannette Bouvier
                                          Trustee
                                          5007 McGill Way
                                          San Diego, California 92130
                                          Telecopier:  (619) 259-6714

      With a copy to:                     Thomas F. Harper
                                          Bryan Cave LLP
                                          2800 N. Central Avenue, 21st Floor
                                          Phoenix, Arizona 95004
                                          Telecopier:  (602) 226-5938

      If to Buyer:                        Protection One Alarm Monitoring, Inc.
                                          3900 S.W. Murray Boulevard
                                          Beaverton, Oregon 97005
                                          Attention:  John W. Hesse
                                          Telecopier:  (503) 520-6099

                                          and

                                          Protection One Alarm Monitoring, Inc.
                                          6011 Bristol Parkway
                                          Culver City, California 90230
                                          Attention:  John E. Mack III
                                          Telecopier:  (310) 649-3855


Page 15 STOCK PURCHASE AGREEMENT

      With a copy to:                     David R. Ludwig
                                          Farleigh, Wada & Witt, P.C.
                                          121 S.W. Morrison Street, Suite 600
                                          Portland, Oregon  97204
                                          Telecopier:  (503) 228-1741

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner provided hereby to the other party or parties hereto.

                  15.2 Modifications or Amendments. No amendment, change or modification of this document shall be valid unless in writing and signed by all parties hereto.

                  15.3 Waiver. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof. All waivers must be in writing and signed by the party waiving compliance.

                  15.4 Knowledge of Parties. Where any representation or warranty contained in this Agreement is expressly qualified by a reference to knowledge, information and/or belief of the party making such representation and warranty, such party shall have made reasonable inquiry as to the matters that are the subject of such representations and warranties.

                  15.5 Binding Effect. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and, to the extent permitted by Section 17.6, assigns.

                  15.6 Assignment. The Company and Stockholder may not assign any rights or delegate any duties under the Agreement with the prior written consent of Buyer.

                  15.7 Separate Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

                  15.8 Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

                  15.9 Applicable Law; Severability; Attorney's Fees. This Agreement shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any


Page 16 STOCK PURCHASE AGREEMENT
conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event any action or arbitration is instituted by a party hereto to enforce or construe any term or to recover damages resulting from the breach of any term of this Agreement, the prevailing party in such action or arbitration shall be entitled to such reasonable attorney's fees and costs and expenses (including the costs of the arbitrator) as may be fixed by the court or arbitrator. The jurisdiction for any arbitration or judicial proceedings brought by either party against the other party with respect to this Agreement shall be Los Angeles County, California.

                  15.10 Arbitration. Either party may elect to require that any controversy arising out of or relating to this Agreement be determined by arbitration in accordance with the then effective commercial arbitration rules of American Arbitration Association. All statutes of limitation which would otherwise be applicable shall apply to the arbitration proceeding. Any judgment upon the award rendered pursuant to arbitration may be entered in any court having jurisdiction. In lieu of using the American Arbitration Association, the parties may agree to select a single arbitrator who is experienced in the alarm industry. If any legal action or other proceeding has been brought by either party to construe, interpret or enforce this Agreement; (i) the party who is the defendant or respondent in such proceeding shall be deemed to have waived the option to arbitrate if a general appearance is made in such proceeding prior to filing a claim in arbitration and (ii) the party who is the plaintiff or petitioner in such proceeding shall be deemed to have waived the option to arbitrate if a claim for arbitration is not filed within sixty (60) days after a general appearance has been made by the adverse party in such proceeding. If either party exercises the option to arbitrate, arbitration shall be mandatory and any pending judicial proceeding shall be stayed except to the extent permitted in this section.

                  15.11 Provisional Remedies. The following remedies may be exercised by either party regardless of whether an arbitration proceeding is then pending and without waiving any right to require arbitration: (i) injunctive or other equitable relief to the extent such relief does not conflict with any arbitration award; and/or (ii) set off or recoupment.

                  15.12 Captions. Any captions to the sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement and shall not be used for the determination of the validity of this Agreement or any provision therefor.

                  15.13 Entire Agreement. This document, together with any exhibits, schedules or documents attached hereto, or delivered and initialed by the parties in connection herewith, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement.


Page 17 STOCK PURCHASE AGREEMENT

                  15.14 No Third Party Beneficiaries. Nothing contained in this Agreement shall be construed to give any person other than Buyer, the Company and Stockholder any legal or equitable right, remedy or claim under or with respect to this Agreement.

                  15.15 Confidentiality. Each party shall hold in confidence the fact of the existence of and all economic and other terms of this Agreement and the transactions contemplated herein (collectively, "Confidential Terms"). The parties agree that disclosure of any Confidential Terms shall be limited solely to management of and advisors to Buyer and Stockholder on a "need to know" basis, and such management and advisors shall be advised of and agree to be bound by the provisions of this Section 17.15. In furtherance and not in limitation of the foregoing, no statements shall be issued regarding this Agreement or the economic or other terms of the transactions contemplated herein without the prior written consent of Buyer and Stockholder. Notwithstanding anything to the contrary set forth in this Agreement or any other documents executed by the parties, Buyer is authorized to disclose the existence of and all economic and other terms of this Agreement in connection with any state or federal securities filings, offering circulars, registration statements, or loan agreements of Buyer or its parent company, Protection One, Inc.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:                             ABLE ALARMS OF ARIZONA, INCORPORATED


                                     By:
                                        ----------------------------------------
                                     Title:
                                           -------------------------------------
STOCKHOLDER:                         KERR CHARITABLE TRUST


                                     By:
                                        ----------------------------------------
                                     Jeannette Bouvier, Trustee

BUYER:                               PROTECTION ONE ALARM MONITORING, INC.


                                     By:
                                        ----------------------------------------
                                     Its:
                                        ----------------------------------------

Page 18 STOCK PURCHASE AGREEMENT

                                 SCHEDULE 1.3(A)

                               ASSUMED LIABILITIES


(a) Assumed Liabilities Not Deducted from the Purchase Price - The obligations of the Company to Subscribers described in Section 1.3.

(b)     Assumed Liabilities Deducted from the Purchase Price - None.

Page 19 STOCK PURCHASE AGREEMENT

                                   SCHEDULE 4

                        STOCKHOLDER'S DISCLOSURE SCHEDULE


None.


Page 20 STOCK PURCHASE AGREEMENT

                                   SCHEDULE 5

                           BUYER'S DISCLOSURE SCHEDULE


None.


Page 21  STOCK PURCHASE AGREEMENT

                      ADDENDUM TO STOCK PURCHASE AGREEMENT



DATED:         June 30, 1997

BETWEEN:       Protection One Alarm Monitoring, Inc.,
                 a Delaware corporation
               3900 S.W. Murray Boulevard
               Beaverton, Oregon 97005                        ("Buyer")

AND:           Able Alarms of Arizona, Incorporated,
                 an Arizona corporation
               4114 E. Indian School Road
               Phoenix, Arizona 85018                         ("Company")

AND:           Jeannette Bouvier, the Trustee of the
                 Kerr Charitable Trust dated May 28, 1997
               3433 N. 47th Place
               Phoenix, Arizona 85018                         ("Stockholder")


               On June 20, 1997, the parties executed and delivered a Stock Purchase Agreement (the "Agreement").

               NOW THEREFORE, the parties agree as follows:

               1. Defined Terms. Unless given a different meaning herein, all capitalized terms used in this Addendum to Asset Purchase Agreement ("Closing Addendum") shall have the meanings ascribed to them in the Agreement.

               2. Continuing Effectiveness. Except as expressly modified herein, all of the terms, conditions, covenants and exhibits set forth in the Agreement remain in full force and effect among the parties.

               3. Closing Value. The Closing Value for the shares of Pro One Stock of Parent issued to Company at Closing is Thirteen and 25/1000 Dollars ($13.025) per share.

               4. Closing Date Exhibits. The following Exhibits are attached hereto and incorporated in this Closing Addendum and the Agreement by this reference:

                  a. Schedule 1.1 - Alarm Accounts.


Page 1 ADDENDUM TO STOCK PURCHASE AGREEMENT

                  b. Schedule 1.3(a) - Assumed Liabilities.

                  c. Schedule 1.3(b) - Excluded Liabilities.

                  d. Schedule 1.7 - Other Property.

                  e. Schedule 1.11 - Telephone Lines.

                  f. Schedule 4 - Stockholder's Disclosure Schedule.

               5. Purchase Price. The Purchase Price for the AAA Stock is Two Million Three Hundred Fifty-Five Thousand Three Hundred Fifty-Seven Dollars ($2,355,357).

               6. Payment of Purchase Price. Buyer shall pay to Stockholder the Purchase Price at the Closing in cash by wire transfer to the account or accounts designated by Stockholder.

               7. Certification of Stockholder. Stockholder certifies that all representations and warranties of the Company and Stockholder set forth in
Section 4 of the Agreement are true and correct as of the Closing Date and that the Company and Stockholder has, in all material respects, complied with and performed the terms, covenants, agreements and conditions required to be performed by the Company and Stockholder as of the Closing Date under the Agreement.

               8. Certification of Buyer. Buyer certifies that all representations and warranties of Buyer set forth in Section 5 of the Agreement are true and correct as of the Closing Date and that Buyer has, in all material respects, complied with and performed the terms, covenants, agreements and conditions required to be performed by Buyer as of the Closing Date under the Agreement.

               IN WITNESS WHEREOF, the parties have executed this Closing Addendum as of the date first written above.

BUYER:                          PROTECTION ONE ALARM MONITORING, INC.,
                                a Delaware corporation


                                By:
                                   --------------------------------------------
                                   John E. Mack III, Executive Vice President


Page 2 -ADDENDUM TO STOCK PURCHASE AGREEMENT

STOCKHOLDER:                              KERR CHARITABLE TRUST


                                          By:
                                             ----------------------------------
                                                Jeannette Bouvier, Trustee

COMPANY:                                  ABLE ALARMS OF ARIZONA, INCORPORATED,
                                           an Arizona corporation


                                          By:
                                             ----------------------------------
                                          Title:
                                              ---------------------------------

Page 3 ADDENDUM TO STOCK PURCHASE AGREEMENT

                                  SCHEDULE 1.1

                                 ALARM ACCOUNTS


               See attached.


Page 4 ADDENDUM TO STOCK PURCHASE AGREEMENT

                                 SCHEDULE 1.3(A)

                               ASSUMED LIABILITIES


               (a) Assumed Liabilities Not Deducted from the Purchase Price - The obligations of the Company to Subscribers described in Section 1.3 of the Agreement.

               (b) Assumed Liabilities Deducted from the Purchase Price - None.


Page 5 ADDENDUM TO STOCK PURCHASE AGREEMENT

                                SCHEDULE 1.3(B)

                              EXCLUDED LIABILITIES


               1. All real property leases of the Company, including the lease dated December 1, 1993 for certain real property contiguous to 4114 E. Indian School Road, Phoenix, Arizona.

               2. All personal property leases of the Company, including all leases with Datronic Rental Corporation (assigned to HLC Financial, Inc.), INTER-TEL (TOTALEASE) Leasing (assigned to Heller Financial, Inc.), Creative Communications (assigned to Associates Capital Services Corp.), and Data General Corporation (assigned to New England Capital Corporation).

               3. All loans, notes or other indebtedness of the Company, including any loans, notes or other indebtedness with Bank One or Bank of America.

               4. All agreements to which the Company is a party, except the Contracts and related agreements for alarm systems and services between the Company and Subscribers described in Section 1.1 of the Agreements and the Assumed Liabilities described in Section 1.3 of the Agreement.

               5. All amounts owed to any former employees of the Company or any other employees of the Company as of the Closing Date, including without limitation for wages, salary, bonus payments, severance, vacation time, sick leave, health or pension benefits, medical, life, or disability insurance and COBRA coverage.

               6. The Company's profit-sharing plan.

               7. Collection activities of Stockholder or Stockholder's agent in connection with the Excluded Liabilities.

               8. All federal, state and local taxes due for any period though the Closing Date.

               9. Unearned Income.

               10. All current liabilities of the Company, including accounts payable, insurance premiums, sales tax payable, payroll taxes, customer deposits and unapplied cash.

               11. Any other liabilities of the Company not comprising the Assumed Liabilities described in Section 1.3 of the Agreement.


Page 6 ADDENDUM TO STOCK PURCHASE AGREEMENT

                                  SCHEDULE 1.7

                                 OTHER PROPERTY


               The names: Able Alarms, Able Alarms of Arizona and Able Alarms of Arizona, Incorporated.


Page 7 ADDENDUM TO STOCK PURCHASE AGREEMENT

                                  SCHEDULE 1.11

                                 TELEPHONE LINES


               See attached.


Page 8 ADDENDUM TO STOCK PURCHASE AGREEMENT

                                          SCHEDULE 4

                               STOCKHOLDER'S DISCLOSURE SCHEDULE


               None.

Page 9 ADDENDUM TO STOCK PURCHASE AGREEMENT